Exhibit 99.1

Galaxy Gaming Announces Passing of Board Member Norman H. DesRosiers

LAS VEGAS, March 17, 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, announced with great sadness that after prolonged illness, Norman DesRosiers, a valued member of the company’s Board of Directors, passed away on March 15, 2020.

Executive Comments

“Norm had an affinity for the gaming industry and our company.  His career contributions to the regulatory side of gaming are material and he was recognized by his peers as the Regulator of the Year in 2011.  For a number of years, we have been the beneficiary of Norm’s insights and clear thinking. Our global industry has lost one of its senior statesmen, a man of integrity.  We are all thinking of his family at this time of grief,” said Mark Lipparelli, Chairman of the Board of Galaxy Gaming.

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Progressive Games Partners LLC, Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	John Strickland (702) 938-1753
Investors:	Harry Hagerty (702) 938-1740